EXHIBIT 99.1

Clearfield, Inc. Reports Fiscal 2015 3rd Quarter Results

Record Third Quarter Revenues, Gross Margin Percentage Strong

	Third Quarter	Year to Date
Revenues:	$18,196,000 up 27% from third quarter 2014	$44,553,000 up 2% from first nine months of 2014
Gross Profit:	$7,797,000 up 29% from third quarter 2014	$18,293,000 down 2% from first nine months of 2014
Pre-tax Income:	$2,976,000 up 58% from third quarter 2014	$5,107,000 down 26% from first nine months of 2014
Net Income	$1,953,000 Up 66% from third quarter 2014	$3,311,000 down 24% from first nine months of 2014
Net Income per Diluted Share:	$0.14 per diluted share	$0.24 per diluted share

Balance Sheet: $32,828,000 in cash, cash equivalents and short and long-term investments at June 30, 2015 and no debt.

MINNEAPOLIS, July 23, 2015 (GLOBE NEWSWIRE) -- Clearfield, Inc. (Nasdaq:CLFD), the specialist in fiber management and connectivity platforms for communications providers, today announced results for its third quarter of fiscal year 2015, which ended June 30, 2015.

Revenue for the third quarter 2015 was $18,196,000 in comparison to $14,363,000 for the third quarter 2014, an increase of 27%. Gross profit was $7,797,000 for the third quarter of 2015, in comparison to $6,043,000 for the third quarter of 2014, an increase of 29%. Gross profit percent for the third quarter of 2015 was 42.8%, up from 42.1% in the third quarter of 2014. Operating expenses were $4,846,000 for the third quarter of 2015, in comparison to $4,185,000 from the third quarter of 2014, an increase of 16%. Pre-tax income was $2,976,000 for the third quarter of 2015, up $1,092,000, or 58%, from $1,884,000 recorded in the third quarter of 2014. Income tax expense was $1,023,000 for the third quarter of 2015, an increase of $314,000 from $709,000 recorded in the third quarter of 2014. Net income was $1,953,000 for the third quarter 2015, compared to net income of $1,175,000 in the third quarter 2014.

Year to Date Performance

Revenue for the nine month period ending June 30, 2015, was $44,553,000 in comparison to $43,724,000 for the comparable period in 2014, an increase of 2%. Gross profit was $18,293,000 for the nine month period ending June 30, 2015, in comparison to $18,702,000 for the comparable period in 2014, a decrease of 2%. Gross profit percent for the nine months ending June 30, 2015 was 41.1% in comparison to 42.8% for the comparable period in 2014. Operating expenses were $13,261,000 for the nine month period ending June 30, 2015, in comparison to $11,855,000 for the comparable period in 2014, an increase of 12%. Pre-tax income was $5,107,000 for the nine month period ending June 30, 2015, down $1,809,000, or 26%, from $6,916,000 recorded in the comparable period in 2014. Income tax expense was $1,796,000 for the nine month period ending June 30, 2015, a decrease of $737,000 from $2,533,000 recorded in the comparable period in 2014. Net income was $3,311,000 for the nine month period ending June 30, 2015, compared to $4,383,000 for the similar period in 2014.

Orders in Backlog and Select Balance Sheet Highlights

Orders in backlog as of June 30, 2015, totaled $3,710,000 in comparison to $3,211,000 as of March 31, 2015, an increase of 16%, and $3,326,000 as of June 30, 2014, an increase of 12%. Cash, cash equivalents and short and long-term investments at June 30, 2015, totaled $32,828,000 compared to $33,125,000 at September 30, 2014. The Company has no debt.

- Cheryl Beranek, President & CEO of Clearfield

"Revenue growth of more than 25% resulted in a record third quarter for the company.  What's more, revenue growth for our competitive local exchange carrier (CLEC) group outpaced the rest of the company, achieving a growth rate of 37% for the quarter. A strong gain in gross margin resulted in achievement of gross margin percentage of 42.8% for the third quarter. As outlined last quarter, this rebound in gross margin percentage was expected and exceeded our target zone."

"While early in its lifecycle, the FieldSmart Makwa fiber distribution hub is shipping. The industry's first and only FDH optimized for both above and below grade deployment is changing the landscape of the OSP network. We are excited to be showcasing this product to service providers planning some of the industry's largest FTTH deployments."

"FieldShield pushable fiber continues among our fastest growing product line. Unlike airblown-fiber, pushable fiber does not require significant investment in expensive blowing equipment. Service providers that we are working with are utilizing the product for not only last mile drop solutions within FTTH projects, but also within the wireless markets as a backhaul solution."

"We are several years into the extensive product testing process for Telcordia certification. Most of those tests for the termination of optical cable types and connector types are complete, but ongoing verification will be a continual process. In addition to the third-party work that we have done to-date, positive feedback on the quality and need for our product lines from our target service provider customers has prompted us to expand our investment into on-site test labs moving forward."

"We believe the revenue rate of growth experienced this quarter as compared to the prior year third quarter will climb in the fourth quarter. The increase in backlog as of June 30, 2015 as well as recent bookings and revenue indications received from both of the incumbent local exchange carrier (ILEC) and CLEC customer groups supports Clearfield's outlook of a strong fourth quarter. However, due to the nature of our build-to-order business as well as our industry-leading short lead-times, a more definitive outlook for the year will not be issued."

FieldReport Available

The Company's FieldReport for the third quarter and year-to-date 2015 is now available on the Company's website at www.clearfieldconnection.com by following the link to "FieldReports" under "Investor Relations" under "About Clearfield" or by clicking www.clearfieldconnection.com/about-clearfield/investor-relations/field-reports.php.

About Clearfield, Inc.

Clearfield, Inc. (NASDAQ:CLFD) designs, manufactures and distributes fiber optic management products for the communications networks of leading ILECS, CLECs, MSO/cable TV companies and mobile broadband providers. We help service providers solve the Fiber Puzzle, which is how to reduce high costs associated with deploying, managing, protecting and scaling a fiber optic network to deliver the mobile, residential and business services customers want. Based on the patented Clearview™ Cassette, our unique single-architected, modular fiber management platform is designed to lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits and enable our customers to scale their operations as their subscriber revenues increase. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year.

Forward-Looking Statements

Forward-looking statements contained herein and in the FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as "may," "will," "expect," "believe," "anticipate," "estimate," "outlook," or "continue" or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company's future revenue and operating performance, growth of the FTTH market, effectiveness of the Company's sales and marketing strategies and organization, utilization of manufacturing capacity, and the development and marketing of products. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: our results of operations could be adversely affected now that the stimulus funds of the American Recovery and Reinvestment Act are fully allocated and projections are nearing completion; National Broadband Plan's transitioning from the USF to the CAF program may cause our customers and prospective customers to delay or reduce purchases; a significant percentage of our sales in the last two fiscal years have been made to a small number of customers, and the loss of these major customers would adversely affect us; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers' businesses; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; we may face circumstances in the future that will result in impairment charges, including, but not limited to, significant goodwill impairment charges; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; our success depends upon adequate protection of our patent and intellectual property rights; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we are dependent on key personnel; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; and we face risks associated with expanding our sales outside of the United States; and other factors set forth in Clearfield's Annual Report on Form 10-K for the year ended September 30, 2014 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2015	2014	2015	2014

Net sales	$ 18,195,911	$ 14,362,934	$ 44,553,315	$ 43,724,411

Cost of sales	10,399,171	8,319,481	26,260,624	25,022,750

Gross profit	7,796,740	6,043,453	18,292,691	18,701,661

Operating expenses
Selling, general and administrative	4,845,764	4,185,157	13,261,065	11,855,187
Income from operations	2,950,976	1,858,296	5,031,626	6,846,474

Interest income	24,924	25,544	75,308	69,997
Income before income taxes	2,975,900	1,883,840	5,106,934	6,916,471

Income tax expense	1,023,000	709,000	1,796,000	2,533,000

Net income	$ 1,952,900	$ 1,174,840	$ 3,310,934	$ 4,383,471

Net income per share:
Basic	$ 0.15	$ 0.09	$ 0.25	$ 0.34
Diluted	$ 0.14	$ 0.08	$ 0.24	$ 0.32

Weighted average shares outstanding:
Basic	13,200,121	13,045,913	13,204,625	12,827,199
Diluted	13,614,949	13,547,948	13,581,098	13,569,394

CLEARFIELD, INC.
CONDENSED BALANCE SHEETS

	(Unaudited) June 30, 2015	(Audited) September 30, 2014
Assets
Current Assets
Cash and cash equivalents	$ 17,161,041	$ 18,191,493
Short-term investments	7,945,000	6,632,000
Accounts receivable, net	7,386,712	5,027,856
Inventories	6,734,328	5,390,342
Other current assets	1,951,179	2,792,692
Total current assets	41,178,260	38,034,383

Property, plant and equipment, net	5,628,045	2,462,250

Other Assets
Long-term investments	7,722,000	8,302,000
Goodwill	2,570,511	2,570,511
Deferred taxes – long-term	--	156,622
Other long-term assets	291,660	322,132
Total other assets	10,584,171	11,351,265
Total Assets	$ 57,390,476	$ 51,847,898

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$ 3,625,828	$ 2,104,526
Accrued compensation	2,444,038	2,749,080
Accrued expenses	77,163	247,658
Total current liabilities	6,147,029	5,101,264

Other Liabilities
Deferred taxes – long-term	728,055	--
Deferred rent	223,215	--
Total other liabilities	951,270	--
Total Liabilities	7,098,299	5,101,264
Commitment and contingencies	--	--
Shareholders' Equity
Common stock	137,204	137,430
Additional paid-in capital	56,271,824	56,036,989
Accumulated deficit	(6,116,851)	(9,427,785)
Total Shareholders' Equity	50,292,177	46,746,634
Total Liabilities and Shareholders' Equity	$ 57,390,476	$ 51,847,898
CONTACT: Cheryl P. Beranek
         Chief Executive Officer and President
         Investor-relations@clfd.net
         763-476-6866